Exhibit 99.1

IA GLOBAL ANNOUNCES SIGNING BINDING TERM SHEET TO ACQUIRE 80% OF ESPRIT INC AND THE APPOINTMENT OF PAUL GOLDSMITH AS EXECUTIVE VICE PRESIDENT OF IA GLOBAL CO LTD JAPAN

SAN FRANCISCO, CA December 27, 2007/Business Wire/

IA Global, Inc. (Amex: IAO) announced that it had signed a binding term with the owners of ESPRIT Inc, a Japanese recruiting, outsourcing, and placement company. Upon completion of definitive agreements, IA Global will own 80% of ESPRIT Inc. The company also announced that it will employ Mr. Paul Goldsmith, co-founder of ESPRIT Inc, as President of ESPRIT Inc, and as Executive Vice President of IA Global Co Ltd Japan, a subsidiary of IA Global. ESPRIT will be the fourth investment of IA Global’s expansion into the Human Resources and Human Capital industry. ESPRIT brings new recruiting expertise in the financial, automotive, fashion goods, and medical markets. Led by Mr. Goldsmith, ESPRIT will tie together and exploit the investments in the HR industry made by the company earlier this year; which include Slate Consulting, GPlus Media, and the Outsourcing Business acquired from LINC Media, subject to the closing of financing. Mr. Goldsmith will also be responsible for identifying and acquiring additional businesses that are complementary to IA Global’s Human Resources and Human Capital strategy throughout Asia. Mr. Goldsmith will work closely with Mr. Terrie Lloyd, President and founder of LINC Media and, the acting President of the Outsourcing Business.

Mr. Goldsmith is currently president of two Japanese companies, ESPRIT Corporation and ELITE Corporation, both formed in 2006. Prior to establishing ESPRIT and ELITE, Mr. Goldsmith founded PANACHE Corporation, an IT services, temporary staffing, placement, outsourcing and web-design company. Mr. Goldsmith grew PANACHE into a business with $24 million in revenues, strong profitability, and recognized as one of Tokyo’s dominant bilingual IT staffing companies.

Mr. Goldsmith first visited Japan in July 1985 when he worked for the world’s second largest staffing services company, ADIA S.A. (now trading as Adecco). He spent six months in Japan establishing the Japanese operations of ADIA. Following the opening of ADIA’s first four offices in Tokyo, he spent five months in Australia for another large staffing company, Blue Arrow, reviving their staffing company in Sydney before returning to the UK. He joined Lifetime Corporation, a Boston, USA company, as Vice President, New Business Development where he was responsible for Lifetime’s efforts to enter the home healthcare market in Japan. Under his direction, he built Lifetime to revenues of $20 million through a series of acquisitions of owner/operated temporary staffing and placement companies in the US.

Mr. Goldsmith is serving his ninth year as president of a non-profit marketing and communications group FCC (Forum for Corporate Communications); he is a member of the Executive Committee of the British Chamber of Commerce in Japan and a member of the American Chamber of Commerce in Japan as well as an advisor to a number of start-up firms.

IA Global’s CEO, Derek Schneideman said, “We are delighted that a businessman of Paul Goldsmith’s caliber has joined IA Global. The addition of ESPRIT and Paul Goldsmith to our company will deliver tremendous impetus to our Asia Pacific HR strategy. More importantly, this represents yet another step on the road to moving IA Global from being merely a holding company to becoming a Pan Asian Corporation comprised of three interlinked operating divisions, Business Process Outsourcing (BPO), Human Resources and Human Capital (HR), and Business-to-Business Products and Services (B2B). ”

About IA Global, Inc.

IA Global, Inc. (“IA Global”) is a strategic holding Company with a dedicated focus on growth of existing business, together with expansion through mergers and acquisitions in the Pacific Rim region. Our mission is to identify and invest in business opportunities, apply our skills and resources to nurture and enhance the performance of those businesses across key business metrics, and to deliver accelerating shareholder value.

To realize this plan, in FY 2007/8 the Company is actively expanding investments in the business process outsourcing, human capital and resources, and B2B sectors. These sectors demonstrate long-term growth prospects in which we, by applying our skills and resources can add significant value to our investments. Beyond Japan, the Company is expanding its reach to encompass Hong Kong/China, the Philippines/Singapore, and India and the outstanding growth opportunities and synergies these markets present.

In Japan, IA Global is 100% owner of Global Hotline, Inc., a Business Process Outsourcing organization, operating several major call centers providing outbound telemarketing services for telecommunications and insurance products. Since our acquisition of Global Hotline in June 2005, this business has expanded rapidly with the signing of significant multi-year contracts with major corporations.

In the Asia Pacific region, the Company has equity investments of 25.0% in GPlus Media Co Ltd, 20.25% in Slate Consulting Co Ltd and 36.0% in Australian Secured Financial Limited and is a 100% owner of Global Outsourcing Co Ltd, subject to the closing of financing.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. The comments concerning the profitability, revenue and revenue growth, target markets and sectors and the Asia Global B2B strategy are forward looking statements. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital to support our operations and projections of revenues and profitability. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.